Number:  664416

BRITISH

COLUMBIA

CERTIFICATE
OF
AMALGAMATION

COMPANY ACT

I Hereby Certify That Alamos Minerals Ltd., continuation number C-511605, and National Gold Corporation, continuation number C-662728, are amalgamated as one company under the name ALAMOS GOLD INC..

Issued under my hand at Victoria, British Columbia,
on February 21, 2003

(signed) “J.S. Powell”

JOHN S. POWELL
Registrar of Companies
PROVINCE OF BRITISH COLUMBIA
CANADA